U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

The London Pacific Group 1990 Employee Share Option Trust
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   (Last)                           (First)             (Middle)

Pirouet House, Union Street
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                                    (Street)

St Helier, Jersey                   Channel Islands
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

London Pacific Group Limited (NYSE: LDP)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

September, 2000

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5.   If Amendment, Date of Original (Month/Year)

March, 2000
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Ordinary Shares of 5 Cents each       09/06/2000      X           1,125           D      3.64    see below       D
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Ordinary Shares of 5 Cents each       09/06/2000      X           2,000           D      3.35    see below       D
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Ordinary Shares of 5 Cents each       09/12/2000      X           100,000         D      3.39    see below       D
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Ordinary Shares of 5 Cents each       09/14/2000      X           25,000          D      3.26    see below       D
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Ordinary Shares of 5 Cents each       09/15/2000      X           1,500           D      3.26    see below       D
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Ordinary Shares of 5 Cents each       09/15/2000      X           500             D      3.23    see below       D
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Ordinary Shares of 5 Cents each       09/19/2000      X           1,500           D      3.57    see below       D
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Ordinary Shares of 5 Cents each       09/21/2000      X           2,500           D      3.69    see below       D
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Ordinary Shares of 5 Cents each       09/21/2000      X           750             D      3.64    see below       D
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Ordinary Shares of 5 Cents each       09/21/2000      X           750             D      3.35    see below       D
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Ordinary Shares of 5 Cents each       09/21/2000      X           1,000           D      4.00    see below       D
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Ordinary Shares of 5 Cents each       09/26/2000      X           15,000          D      3.39    see below       D
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Ordinary Shares of 5 Cents each       09/29/2000      X           10,000          D      3.26    see below       D
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Ordinary Shares of 5 Cents each       09/01/2000      P           57,500          A     21.2654  see below       D
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Ordinary Shares of 5 Cents each       09/05/2000      P           7,000           A     21.6018  see below       D
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Ordinary Shares of 5 Cents each       09/25/2000      P           25,000          A     22.5525  see below       D
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Ordinary Shares of 5 Cents each       09/26/2000      P           4,100           A     22.0500  see below       D
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Ordinary Shares of 5 Cents each       09/27/2000      P           5,900           A     23.9250  12,193,381       D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          Deriv-    of
               Conver-                    5.                                  7.                           ative     Deriv-   11.
               sion                       Number of                           Title and Amount             Secur-    ative    Nature
               or                         Derivative        6.                of Underlying       8.       ities     Secur-   of
               Exer-             4.       Securities        Date              Securities          Price    Bene-     ity:     In-
               cise     3.       Trans-   Acquired (A)      Exercisable and   (Instr. 3 and 4)    of       ficially  Direct   direct
               Price    Trans-   action   or Disposed       Expiration Date   ----------------    Deriv-   Owned     (D) or   Bene-
1.             of       action   Code     of(D)             (Month/Day/Year)            Amount    ative    at End    In-      ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,        ----------------            or        Secur-   of        direct   Owner-
Derivative     ative    (Month/  8)       4 and 5)          Date     Expira-            Number    ity      Month     (I)      ship
Security       Secur-   Day/     ------   ------------      Exer-    tion               of        (Instr.  (Instr.   (Instr.  (Instr
(Instr. 3)     ity      Year)    Code V    (A)   (D)        cisable  Date     Title     Shares    5)       4)        4)       4)
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Obligation to  3.57     09/2000   X         0     1,500     03/31/00 03/31/01 Ordinary   1,500             8,500      D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  4.00     09/2000   X         0     1,000     03/31/00 03/31/01 Ordinary   1,000             0          D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  3.26     09/2000   X         0     36,500    03/31/00 01/28/03 Ordinary   36,500            1,288,062  D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             each
each
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Obligation to  3.69     09/2000   X         0     2,500     03/31/00 10/02/03 Ordinary   2,500             5,000      D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  3.64     09/2000   X         0     1,875     03/31/00 11/26/03 Ordinary   1,875             1,125      D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  3.35     09/2000   X         0     1,750     03/31/00 03/31/05 Ordinary   1,750             69,250     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  3.23     09/2000   X         0     500       03/31/00 03/18/06 Ordinary   500               45,875     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  3.35     09/2000   X         0     1,000     04/01/00 03/31/05 Ordinary   1,000             79,000     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  3.39     09/2000   X         0     115,000   04/28/00 04/27/05 Ordinary   115,000           589,000    D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  19.19    08/2000   A         500       0     08/25/01 08/24/10 Ordinary   500               48,250     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  19.19    08/2000   A         500       0     08/25/02 08/24/10 Ordinary   500               48,250     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  19.19    08/2000   A         500       0     08/25/03 08/24/10 Ordinary   500               48,250     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  19.19    08/2000   A         500       0     08/25/04 08/24/10 Ordinary   500               48,250     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  21.00    09/2000   A         100,000   0     09/05/00 09/04/10 Ordinary   100,000           100,000    D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  22.50    09/2000   A         15,000    0     09/27/01 09/26/10 Ordinary   15,000            15,000     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  22.50    09/2000   A         15,000    0     09/27/02 09/26/10 Ordinary   15,000            15,000     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  22.50    09/2000   A         15,000    0     09/27/03 09/26/10 Ordinary   15,000            15,000     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  22.50    09/2000   A         15,000    0     09/27/04 09/26/10 Ordinary   15,000            15,000     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  2.48     09/2000   J*        0         0     03/31/00 09/26/10 Ordinary   1,000,000         1,000,000  D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  2.50     09/2000   J*        0         0     03/31/00 09/26/10 Ordinary   40,000            40,000     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  2.50     09/2000   J*        0         0     03/31/00 09/26/10 Ordinary   100,000           100,000    D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  2.42     09/2000   J*        0         0     03/31/00 09/26/10 Ordinary   100,000           100,000    D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  2.55     09/2000   J*        0         0     03/31/00 09/26/10 Ordinary   20,000            20,000     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  3.35     09/2000   H         0     2,500     04/01/01 03/31/05 Ordinary   2,500             87,500     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  3.35     09/2000   H         0     2,500     04/01/02 03/31/05 Ordinary   2,500             87,500     D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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====================================================================================================================================

Explanation of Responses:

* Extension of expiry date of Derivitive Security

  /s/ Ronald W. Green
      -------------
      Ronald W. Green
      Trustee
     -----------------------
      **Signature of Reporting Person                Date:  October 10, 2000


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.